Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Irina Nashtatik	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 26133 US HWY 19 North Suite 300 Clearwater, FL 33763	CFO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial Reports

1st Quarter Fiscal Year 2024 Results

•
We substantially completed our restructuring plan and returned to profitability, recognizing $1.7 million in pre-tax income for the three months ended June 30, 2023
•
Our pre-tax yield increased to 5.6% for the three months ended June 30,2023, and improvement of 9.2% year over year
•
Our operating expenses decreased 55.3% for the first fiscal quarter, compared to the same period year over year

August 16, 2023 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) (the "Company") announced a net income for the three months ended June 30, 2023 of $1.6 million compared to net loss of $1.8 million for the three months ended June 30, 2022. Basic and diluted net earnings per share was $0.21 for the three months ended June 30, 2023 as compared to basic and diluted net loss per share of $0.24 for the three months ended June 30, 2022. Interest and fee income on finance receivables decreased 41.3% to $7.1 million for the three months ended June 30, 2023 as compared to $12.1 million for the three months ended June 30, 2022. The Company reported income before income taxes for the three months ended June 30, 2023 of $1.7 million compared to a loss before income taxes of $2.4 million for the three months ended June 30, 2022. The Company recorded income tax expense of approximately $0.1 million during the three months ended June 30, 2023 as compared to an income tax benefit of $0.6 million during the three months ended June 30, 2022.

We adopted ASU 2016-13 on April 1, 2023 and recognized a decrease to our opening retained earnings balance of approximately $0.2 million, which reflects an increase to the allowance for credit losses of approximately $0.2 million.

ASU 2016-13 introduces a new accounting model to measure credit losses for financial assets. In contrast to the previous incurred loss model, ASU 2016-13 requires credit losses for financial assets measured at amortized cost to be based on the total current expected credit losses over the life of those financial assets. Following the adoption of ASU 2016-13, the provision for credit losses decreased 82.3% to $0.6 million for the three months ended June 30, 2023 as compared to $3.6 million for the three months ended June 30, 2022. The net charge-off percentage increased to 9.6% for the three months ended on June 30, 2023, from 6.5% for the three months ended on June 30, 2022, primarily due to increased delinquencies and loan defaults.

For the quarter ended June 30, 2023, the Company originated $2.7 million in finance receivables, collected $15.6 million in principal payments, decreased debt by $13.9 million and increased cash by $0.2 million.

“We are pleased to announce income of $1.6 million for the three months ended June 30, 2023. Over the past twelve months the Company has significantly changed its operating strategy. The focus has been to reduce operating expenses and free up capital permitting the Company to allocate excess capital to increase shareholder returns. The Company continued to originate $2.7 million of indirect finance receivables while building our relationship with our servicing agent, Westlake Portfolio Management, during the first quarter of fiscal year 2024,” commented Mike Rost, CEO of Nicholas Financial.

“Turning the Company in the right direction is an ongoing process. I feel we have made progress in the first fiscal quarter. Our ultimate goals are still the same, free up capital and permit the Company to allocate that excess capital to increase shareholder equity, while continuing to reduce operating expenses throughout the Company,” concluded Rost.

Key Performance Indicators on Contracts Purchased
(Purchases in thousands)
	Number of		Average
Fiscal Year	Contracts	Principal Amount	Amount	Average	Average	Average
/Quarter	Purchased	Purchased#	Financed*^	APR*	Discount%*	Term*
2024	219	$2,720	$12,420	22.0%	6.0%	50
1	219	2,720	12,420	22.0%	6.0%	50
2023	4,040	$47,526	$11,932	22.5%	6.5%	48
4	127	1,579	12,433	22.2%	6.2%	49
3	383	4,511	11,778	22.4%	6.8%	48
2	1,595	19,082	11,964	22.7%	6.4%	48
1	1,935	22,354	11,552	22.9%	6.6%	48
2022	7,793	$85,804	$11,002	23.1%	6.9%	47
4	2,404	27,139	11,289	22.9%	6.9%	47
3	1,735	19,480	11,228	23.1%	6.8%	47
2	1,707	18,880	11,061	23.0%	6.7%	47
1	1,947	20,305	10,429	23.2%	7.0%	46
2021	7,307	$74,025	$10,135	23.4%	7.5%	46

Key Performance Indicators on Direct Loans Originated (Originations in thousands)
	Number of	Principal
Fiscal Year	Loans	Amount	Average Amount	Average	Average
/Quarter	Originated	Originated	Financed*^	APR*	Term*
2024	$-	$-	$-	0.0%	-
1	-	-	-	0.0%	-
2023	3,662	$15,822	$4,277	30.4%	26
4	-	-	-	0.0%	-
3	245	1,080	4,128	29.6%	27
2	1,427	6,527	4,574	30.3%	25
1	1,990	8,215	4,128	31.2%	25
2022	6,770	$28,740	$4,307	30.5%	26
4	1,584	7,458	4,708	30%	27
3	2,282	8,505	3,727	31.8%	24
2	1,588	7,040	4,433	30%	26
1	1,316	5,737	4,359	30.1%	25
2021	3,497	$14,148	$4,131	29.6%	25

*Each average included in the tables is calculated as a simple average.

^Average amount financed is calculated as a single loan amount.

#Bulk portfolio purchase excluded for period-over-period comparability

Nicholas Financial, Inc. (NASDAQ: NICK) is a specialized consumer finance company, operating branch locations in both Southeastern and Midwestern U.S. States. Nicholas Financial engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial sells consumer-finance related products and originated direct consumer loans (“Direct Loans”) prior to December 2022 . For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

Cautionary Note regarding Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition 28may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Securities and Exchange Commission (SEC), Department of Justice, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans;

labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving line of credit or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended
	June 30,
	2023	2022
Revenue:
Interest and fee income on finance receivables	$7,083	$12,064
Unrealized losses on equity investments	-	(787)
Total revenue	7,083	11,277
Expenses:
Operating expenses	4,237	9,469
Provision for credit losses	645	3,644
Interest expense	500	568
Total expenses	5,382	13,681
Income (loss) before income taxes	1,701	(2,404)
Income tax expense (benefit)	145	(627)
Net income (loss)	$1,556	$(1,777)
Earnings/(loss) per share:
Basic	$0.21	$(0.24)
Diluted	$0.21	$(0.24)

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands, Except Per Share Amounts)

	June 30,	March 31,
	2023	2023*
Cash	$678	$454
Finance receivables, net	93,854	106,919
Repossessed assets	1,953	1,491
Other assets	1,620	1,484
Total assets	$98,105	$110,348
Line of credit, net of debt issuance costs	$15,109	$28,936
Other liabilities	1,815	1,603
Total liabilities	16,924	30,539
Shareholders’ equity	81,181	79,809
Total liabilities and shareholders’ equity	$98,105	$110,348
Book value per share	$11.13	$10.95

*- derived from audited financial statements

	Three months ended
	June 30,
	(In thousands)
Portfolio Summary	2023	2022
Average finance receivables (1)	$120,773	$179,455
Average indebtedness (2)	$22,078	$60,829
Interest and fee income on finance receivables	$7,083	$12,064
Interest expense	500	568
Net interest and fee income on finance receivables	$6,583	$11,496
Portfolio yield (3)	23.46%	26.89%
Interest expense as a percentage of average finance receivables	1.66%	1.27%
Provision for credit losses as a percentage of average finance receivables	2.14%	8.12%
Net portfolio yield (3)	19.67%	17.50%
Operating expenses as a percentage of average finance receivables	14.03%	21.11%
Pre-tax yield (4)	5.64%	(3.61)%
Net charge-off percentage (5)	9.58%	6.48%
Finance receivables	$112,242	$180,053
Allowance percentage (6)	13.68%	2.05%
Total reserves percentage (7)	16.84%	5.95%

Note: All three-month statement of income performance indicators expressed as percentages have been annualized.

(1) Average finance receivables represent the average of finance receivables throughout the period.

(2) Average indebtedness represents the average daily outstanding borrowings under the line of credit. Average indebtedness does not include the PPP loan.

(3) Portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

(4) Pre-tax yield represents net portfolio yield minus operating expenses, as a percentage of average finance receivables.

(5) Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, outstanding during the period.

(6) Allowance percentage represents the allowance for credit losses divided by finance receivables outstanding as of ending balance sheet dates.

(7) Total reserves percentage represents the allowance for credit losses, unearned purchase price discount, and unearned dealer discounts divided by finance receivables outstanding as of ending balance sheet date.

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
June 30, 2023	$96,325	$10,394	$7,425	$1,251	$-	$19,070
		10.79%	7.71%	1.30%	0.00%	19.80%
June 30, 2022	$153,029	$8,958	$4,041	$1,448	$29	$14,476
		5.85%	2.64%	0.95%	0.02%	9.46%

Direct Loans	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
June 30, 2023	$15,254	$1,646	$1,640	$222	$-	$3,508
		10.79%	10.75%	1.46%	0.00%	23.00%
June 30, 2022	$26,779	$889	$300	$187	$-	$1,376
		3.32%	1.12%	0.70%	0.00%	5.14%

The following table presents selected information on Contracts purchased and Direct Loans originated by the Company:

	Contracts		Direct Loans
	Three months ended		Three months ended
	June 30,		June 30,
	(Purchases in thousands)		(Originations in thousands)
	2023	2022	2023	2022
Purchases/Originations	$2,720	$22,354	$-	$8,215
Average APR	22.0%	22.9%	0%	31.2%
Average discount	6.0%	6.6%	N/A	N/A
Average term (months)	50	48	-	25
Average amount financed	$12,420	$11,552	$-	$4,128
Number of contracts	219	1,935	-	1,990

The following table presents selected information on the entire Contract and Direct Loan portfolios of the Company:

	Contracts		Direct Loans
	As of		As of
	June 30,		June 30,
Portfolio	2023	2022	2023	2022
Average APR	22.8%	22.9%	28.8%	29.9%
Average discount	6.5%	7.3%	N/A	N/A
Average term (months)	49	50	29	27
Number of active contracts	12,769	18,959	4,558	7,096

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